Exhibit 99.20

August 13, 2024

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100
Rosemont, IL 60018

Re: Stock Repurchase

Ladies and Gentlemen:

Reference is made to that certain Stock Repurchase Agreement, dated as of the date hereof (the “Agreement”), by and between US Foods Holding Corp. (the “Company”) and SH Sagamore Master VIII Ltd. (the “Selling Stockholder”), pursuant to which the Selling Stockholder shall sell to the Company, and the Company shall purchase from the Selling Stockholder, the Shares (as defined in the Agreement) upon the terms and subject to the conditions set forth therein (the “Repurchase”). Capitalized terms used but not defined in this letter agreement shall have the respective meanings set forth in the Agreement.

In consideration of and as a condition to the Company entering into the Agreement, the Selling Stockholder sets out in this letter agreement certain representations, warranties and agreements relating to the Repurchase and the other transactions contemplated by the Agreement. This letter agreement, upon its execution and delivery, shall form a part of, and be deemed integrated into, the Agreement.

The Selling Stockholder represents and warrants to the Company that, as of the date hereof and at the Closing:

1.	The Selling Stockholder is financially sophisticated and has such knowledge and experience in relevant financial and business matters that it is capable of evaluating the merits and risks of the Repurchase and the other transactions contemplated by the Agreement. The Selling Stockholder has made an independent decision to enter into the Agreement and to consummate the Repurchase and the other transactions contemplated by the Agreement based on the Selling Stockholder’s knowledge about the Company and its business and other information available to the Selling Stockholder and consultations with such financial, legal, tax, accounting and other advisers as it deemed necessary, in each case which it has determined is adequate for that purpose. The Selling Stockholder acknowledges that the terms set forth in the Agreement, including with respect to the Repurchase and the other transactions contemplated thereby, are the result of independent arm’s length negotiations between the Company and the Selling Stockholder. The Selling Stockholder further acknowledges that it has not relied upon any express or implied representations or warranties or advice of any nature made by or on behalf of the Company or any of its and its subsidiaries, affiliates, directors, officers, employees, agents or representatives in connection with the Agreement or the Repurchase or the other transactions contemplated by the Agreement, whether in writing or orally, except as expressly set forth for the benefit of the Selling Stockholder in Section 3 of the Agreement.

2.	The Selling Stockholder possesses and has examined all of the information that it and its advisers consider necessary or appropriate for deciding whether to enter into the Agreement and to consummate the Repurchase and the other transactions contemplated by the Agreement and has had the opportunity to ask questions and receive answers from the Company in connection therewith to its full satisfaction. The Selling Stockholder acknowledges that none of the Company or any of its and its subsidiaries, affiliates, directors, officers, employees, agents or representatives is making any representations or warranties with respect to the information provided to the Selling Stockholder or otherwise in connection with the Agreement and the Repurchase and the other transactions contemplated by the Agreement, including any current or projected financial information, except as expressly set forth for the benefit of the Selling Stockholder in Section 3 of the Agreement.
3.	The Selling Stockholder acknowledges that the Company and its subsidiaries, affiliates, directors, officers and employees may possess material non-public information regarding or relating to the Company and its subsidiaries or the Shares, including information concerning the business, financial condition, results of operations and prospects of the Company and its subsidiaries (collectively, “Information”), which Information the Company and its subsidiaries, affiliates, directors, officers, employees, agents and representatives have not and will not disclose to the Selling Stockholder or any of its advisers and which Information may be material to a reasonable investor, such as the Selling Stockholder, when making investment disposition decisions, including the decision to enter into the Agreement and consummate the Repurchase and the other transactions contemplated by the Agreement, or otherwise materially adverse to its interests. The Selling Stockholder further acknowledges that it has not relied upon any non-disclosure of any Information by the Company or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives in any manner in connection with the Agreement or the Repurchase or the other transactions contemplated by the Agreement, and that none of the Company or any of its and its subsidiaries, affiliates, directors, officers, employees, agents or representatives is making any representations or warranties with respect to any Information in connection with the Agreement and the Repurchase and the other transactions contemplated by the Agreement. The Selling Stockholder further acknowledges that: (a) none of the Company or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives has made available to the Selling Stockholder, or will make available to the Selling Stockholder prior to or on the date on which the Closing is contemplated to occur pursuant to the Agreement, any current, projected or otherwise non-public financial information of the Company or any of its subsidiaries in connection with the Agreement or the Repurchase or the other transactions contemplated by the Agreement; and (b) no information regarding the results of operations or other financial, business or operating information of the Company or any of its subsidiaries with respect to the third quarter of 2024 has been provided to the Selling Stockholder. The Selling Stockholder further acknowledges that it is aware and understands that changes and developments in the business, financial condition, results of operations and prospects of the Company and its subsidiaries, the industries in which the Company and its subsidiaries compete and overall market and economic conditions may have a favorable impact on the value of the Common Stock after the sale by the Selling Stockholder of the Shares to the Company pursuant to terms of the Agreement.
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4.	The Selling Stockholder acknowledges that the Company is entering into the Agreement and consummating the Repurchase and the other transactions contemplated by the Agreement in reliance upon the representations, warranties and agreements set forth in this letter agreement and would not enter into the Agreement or consummate the Repurchase or the other transactions contemplated by the Agreement in the absence thereof.
5.	The Selling Stockholder hereby irrevocably and forever releases and discharges the Company and its subsidiaries, affiliates, directors, officers, employees, representatives and agents and their respective successors and assigns from any and all liabilities, claims or demands, whether arising before or after the date of this letter, including any and all liabilities, claims or demands (legal, equitable or otherwise) alleging violations of federal or state securities laws, common law fraud or deceit, breach of fiduciary duty, negligence, tort or any theory, based upon, arising from, relating to or in connection with, directly or indirectly, the existence, possession or substance of, or the non-disclosure of, in whole or in part, any Information. The Selling Stockholder understands the effect of such release and elects to proceed with the Repurchase and the other transactions contemplated by the Agreement with a full understanding of all of the terms, conditions and risks in connection therewith and willingly assumes such terms, conditions and risks.

The terms of Sections 4, 5 and 6 of the Agreement are hereby incorporated by reference herein, mutatis mutandis. This letter agreement may be executed by any one or more of the parties hereto by facsimile or email transmission of executed counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signatures appear on following pages.]

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Very truly yours,

SH SAGAMORE MASTER VIII LTD.

By:	/s/ Amit Malhotra
	Name:	Amit Malhotra
	Title:	Director

Acknowledged, accepted and agreed as of the date first written above:

US FOODS HOLDING CORP.

By:	/s/ Martha Ha
	Name:	Martha Ha
	Title:	EVP, General Counsel and Corporate Secretary